Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our report dated February 28, 2013 with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 29, 2012 and December 31, 2011, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 29, 2012, and the related financial statement schedule as of December 29, 2012, which report appears in the December 29, 2012 Annual Report on Form 10-K of Publix Super Markets, Inc.

KPMG LLP

Tampa, Florida

February 28, 2013

Certified Public Accountants